News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END
FINANCIAL RESULTS

New Brunswick, New Jersey, November 12, 2014 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and year ended September 30, 2014.

The Company reported net income of $192,000 for the three months ended September 30, 2014, compared to net income of $129,000 for the three months ended September 30, 2013. The Company reported net income for the year ended September 30, 2014 of $574,000, compared to net income of $262,000 for the year ended September 30, 2013. The basic and diluted earnings per share were $0.03 and $0.10 for the three and twelve months ended September 30, 2014, compared with basic and diluted earnings per share for the three months and twelve months ended September 30, 2013 of $0.02 and $0.05, respectively.

“Fiscal year 2014 was very positive for Magyar Bancorp,” stated John Fitzgerald, President and Chief Executive Officer.  “Our strategy continued to emphasize on improving our balance sheet, and this focus resulted in a 37% decline in non-performing loans on a year over year basis.  In addition, we saw an 11% reduction on our non-performing assets during this same time period. Magyar sold nine properties with a carrying value of $1.8 million during the year ended September 30, 2014.”

Mr. Fitzgerald added, “We also continued to improve our net interest margin despite a very difficult rate environment, increasing the net interest margin from 3.27% for the twelve months ended September 30, 2013 to 3.35% for the twelve months ended September 30, 2014.  The improvement in both our margin and balance sheet led to increased earnings for the year, and we expect to continue this trend into 2015.”

Results of Operations

Net income increased by $63,000 during the three-month period ended September 30, 2014 compared with the three-month period ended September 30, 2013 and by $312,000 during the year ended September 30, 2014 compared with the year ended September 30, 2013. The increase between the three month periods was primarily due to higher net interest and dividend income, which increased $167,000 to $4.1 million for the three months ended September 30, 2014 from $3.9 million for the three months ended September 30, 2013. The increase in net income between the twelve month periods was also attributable to higher net interest and dividend income, which increased $748,000 between the periods. Provisions for loan loss for the twelve months ended September 30, 2014 decreased $724,000 to $1.4 million, but were offset by lower non-interest income, which decreased $413,000 to $1.4 million and higher non-interest expenses, which increased $583,000 to $15.4 million.

The Company’s net interest margin increased by 11 basis points to 3.38% for the quarter ended September 30, 2014 compared to 3.27% for the quarter ended September 30, 2013. For the year ended September 30, 2014, the net interest margin increased by 8 basis points to 3.35% compared to 3.27% for the year ended September 30, 2013. The increase in the net interest margin was attributable to a lower cost of funding, which more than offset lower yields on earning assets.

The provision for loan losses was $305,000 for the three months ended September 30, 2014 compared to $416,000 for the three months ended September 30, 2013. Net charge-offs were $270,000 for the three months ended September 30, 2014 compared to $1.0 million for the three months ended September 30, 2013. The provision for loan losses was $1.4 million for the year ended September 30, 2014 compared to $2.1 million for the year ended September 30, 2013. There were net charge-offs of $1.6 million for the year ended September 30, 2014 compared to net charge-offs of $3.0 million for the year ended September 30, 2013.

During the three months ended September 30, 2014, the Bank reduced the carrying balance on ten non-performing loans totaling $2.1 million by $309,000 to the appraised fair value of collateral, net of estimated sale and disposition costs, securing the loans.

Non-interest income decreased $24,000 during the three months ended September 30, 2014 due to lower net gains on the sales of loans, which were $36,000 for the three months ended September 30, 2014 compared with $51,000 for the three months ended September 30, 2013. Non-interest income decreased $413,000 during the year ended September 30, 2014 due to lower service charge income, which decreased $108,000, and lower gains on the sales of assets, which were $199,000 for the twelve months ended September 30, 2014 compared with $527,000 for the twelve months ended September 30, 2013.

Non-interest expense increased $200,000 during the three months ended September 30, 2014 from the prior year period due to higher professional fees related to the collection of non-performing loans. Non-interest expense increased $583,000, or 3.9%, to $15.4 million for the year ended September 30, 2014 compared to $14.8 million for the year ended September 30, 2013 due to higher compensation, professional, and loan servicing expenses.

Balance Sheet Comparison

Total assets decreased $2.6 million, or 0.5%, to $530.4 million during the three months ended September 30, 2014. The quarterly decrease was attributable to lower balances in loans receivable, net of allowance of loss, which declined $6.4 million, and in Federal Home Loan Bank of New York stock, which declined $927,000. Partially offsetting these decreases was a $2.8 million increase in other real estate owned and a $2.0 million increase in cash and cash equivalents. Total assets decreased $7.3 million during the twelve months ended September 30, 2014. The decrease was attributable to a $7.5 million decrease in cash and cash equivalents and a $7.3 million decrease in investment securities, partially offset by a $7.4 million increase in loans receivable, net of allowance of loss.

Total loans receivable at September 30, 2014 were comprised of $169.5 million (41.6%) in commercial real estate loans, $160.3 million (39.4%) in 1-4 family residential mortgage loans, $35.0 million (8.6%) in commercial business loans, $12.2 million (3.0%) in construction loans, and $29.8 million (7.4%) in home equity lines of credit and other loans. Total loans receivable at September 30, 2013 were comprised of $163.4 million (40.9%) in commercial real estate loans, $153.0 million (38.3%) in 1-4 family residential mortgage loans, $34.5 million (8.6%) in commercial business loans, $16.7 million (4.2%) in construction loans, and $32.0 million (8.0%) in home equity lines of credit and other loans.

During the quarter our total non-performing loans decreased $3.8 million to $9.8 million at September 30, 2014 from $13.6 million at June 30, 2014. The decrease was the result of the foreclosure of the real estate collateral securing seventeen loans totaling $3.4 million and partial charge-offs of ten loans totaling $309,000.

Total non-performing loans decreased by $5.9 million during the year ended September 30, 2014 from $15.7 million at September 30, 2013. At September 30, 2014, non-performing loans consisted of twenty-five loans secured by 1-4 family residential mortgage properties totaling $5.1 million, six commercial real estate loans totaling $2.2 million, two construction loans totaling $2.3 million, and three commercial business loans totaling $274,000. The ratio of non-performing loans to total loans was 2.4% at September 30, 2014 compared to 3.9% at September 30, 2013.

The allowance for loan losses increased by $35,000 during the three months ended September 30, 2014 and decreased by $178,000 during the twelve months ended September 30, 2014 to $2.8 million. The increase during the quarter ended September 30, 2014 was attributable to charge-offs totaling $309,000, offset by provisions for loan loss of $305,000 and recoveries of $39,000. The decrease in the allowance for loan losses during the year ended September 30, 2014 was attributable to charge-offs totaling $1.7 million, offset by provisions for loan loss of $1.4 million and recoveries totaling $168,000.

The allowance for loan losses as a percentage of non-performing loans was 29.0% at September 30, 2014 compared with 19.2% at September 30, 2013. At September 30, 2014 our allowance for loan losses as a percentage of total loans was 0.70%, compared with 0.75% at September 30, 2013. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible deterioration of the current economic environment.

At September 30, 2014, investment securities were $61.0 million, reflecting an increase of $178,000 from June 30, 2014 and a decrease of $7.3 million from September 30, 2013. Investment securities at September 30, 2014 consisted of $57.0 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $3.0 million in U.S. government-sponsored enterprise debt securities, and $1.0 million in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the year ended September 30, 2014.

Other real estate owned (“OREO”) increased $2.8 million to $17.3 million during the quarter ended September 30, 2014. Seventeen real estate properties previously securing non-performing loans totaling $3.4 million were added during the quarter. Offsetting this increase were sales of two properties totaling $637,000. Year-to-date, OREO increased $2.6 million. The Company was able to obtain title for twenty-five properties totaling $4.7 million previously securing non-performing loans and sell nine properties totaling $1.8 million during the year ended September 30, 2014.

OREO at September 30, 2014 consisted of twenty-four residential properties (six of which were leased), twenty-five real estate lots approved for the construction of residential homes, five commercial real estate buildings, and two partially completed residential apartment properties. The Bank is determining the proper course of action for its OREO, which may include holding the properties until the real estate market improves, selling the properties to a developer or completing partially completed homes for either rental or sale. At September 30, 2014, the Company had contracts of sale on seven properties with carrying values totaling $3.8 million.

Total deposits increased $12.7 million during the three and decreased $4.9 million during the twelve months ended September 30, 2014, respectively, to $448.4 million. The contraction in deposits during the twelve months ended September 30, 2014 occurred in checking accounts (including money market accounts), which declined $12.7 million, or 5.2%, and in certificates of deposit (including individual retirement accounts), which declined $4.0 million, or 2.6%. Partially ooffsetting these reductions was a $11.8, or 22.2%, increase savings account balances. Deposits accounted for 84.5% of assets and 110.9% of net loans at September 30, 2014.

At September 30, 2014, the Company held $9.0 million in brokered certificates of deposit, compared with $4.9 million at September 30, 2013.

Borrowings, which include Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase, decreased $16.1 million and $1.6 million during the three and twelve months ended September 30, 2014, respectively, to $30.5 million, or 5.8% of assets.

The Company did not repurchase any shares during the three or twelve months ended September 30, 2014. The Company has repurchased 81,000 shares pursuant to the second stock repurchase plan through September 30, 2014, reducing outstanding shares to 5,815,444.

The Company’s book value per share increased to $7.90 at September 30, 2014 from $7.80 at September 30, 2013. The increase was attributable to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates six branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Income Statement Data:
Interest and dividend income	$4,888	$4,887	$19,530	$19,674
Interest expense	818	984	3,460	4,352
Net interest and dividend income	4,070	3,903	16,070	15,322
Provision for loan losses	305	416	1,387	2,111
Net interest and dividend income after
provision for loan losses	3,765	3,487	14,683	13,211
Non-interest income	364	388	1,437	1,850
Non-interest expense	3,857	3,657	15,361	14,778
Income before income tax expense	272	218	759	283
Income tax expense	80	89	185	21
Net income	$192	$129	$574	$262

Per Share Data:
Basic earnings per share	$0.03	$0.02	$0.10	$0.05
Diluted earnings per share	$0.03	$0.02	$0.10	$0.05
Book value per share, at period end	$7.90	$7.80	$7.90	$7.80

Selected Ratios (annualized):
Return on average assets	0.14%	0.10%	0.11%	0.05%
Return on average equity	1.68%	1.15%	1.25%	0.58%
Net interest margin	3.38%	3.27%	3.35%	3.27%

	September 30,	June 30,	September 30,
	2014	2014	2013
Balance Sheet Data:
Assets	$530,430	$533,041	$537,728
Loans receivable	407,030	413,360	399,813
Allowance for loan losses	2,835	2,800	3,013
Investment securities - available for sale, at fair value	12,070	12,600	15,774
Investment securities - held to maturity, at cost	48,963	48,255	52,558
Deposits	448,451	435,745	453,328
Borrowings	30,500	46,550	32,100
Shareholders' Equity	45,932	45,869	45,320

Asset Quality Data:
Non-performing loans	$9,785	$13,610	$15,656
Other real estate owned	17,342	14,580	14,756
Total non-performing assets	27,127	28,190	30,412
Allowance for loan losses to non-performing loans	28.97%	20.57%	19.25%
Allowance for loan losses to total loans receivable	0.70%	0.68%	0.75%
Non-performing loans to total loans receivable	2.40%	3.29%	3.92%
Non-performing assets to total assets	5.11%	5.29%	5.66%
Non-performing assets to total equity	59.06%	61.46%	67.11%